CALCULATION OF REGISTRATION FEE

                                             Maximum Aggregate    Amount of Registration
Title of Each Class of Securities Offered    Offering Price       Fee(1)
-----------------------------------------    -----------------    ----------------------
      AT&T Reverse Exchangeable                 $31,500,000             $3,370.50

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $3,370.50 fee with respect to the $31,500,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $2,002,747.48 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 33 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 26, 2006                                       Dated March 1, 2006
                                                                  Rule 424(b)(2)

                                  $31,500,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                            Senior Fixed Rate Notes

                                ---------------

             20% Reverse Exchangeable Securities Due March 9, 2007
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                        or for Shares of Common Stock of
                                   AT&T INC.

The securities will pay 20% interest per year but do not guarantee any return of principal at maturity. Instead, the securities will pay at maturity either
(i) an amount of cash equal to the principal amount of the securities or (ii) a number of shares of AT&T common stock, based on the closing price of AT&T common stock at maturity. Unless the price of AT&T common stock increases by at least 18.3%, at maturity you will receive shares of AT&T common stock worth less than the $28.00 principal amount of the securities.

o   The principal amount and issue price of each security is $28.00.

o We will pay interest monthly at the rate of 20% per year on the $28.00 principal amount of each security on the 9th of each month, beginning April 9, 2006.

o   At maturity, for each $28.00 principal amount of securities that you hold:

    o if the closing price of AT&T common stock on March 7, 2007, which we refer to as the determination date, is greater than or equal to the exchange price, you will receive an amount in cash for each security equal to the $28.00 principal amount; or

    o if the closing price of AT&T common stock on the determination date is less than the exchange price, you will receive .84531 shares of AT&T common stock, which we refer to as the exchange ratio, in exchange for each security.

        > The exchange price is $33.124, or 118.3% of the price of AT&T Stock on March 1, 2006, the day we priced the securities for initial sale to the public, which we refer to as the initial share price. Because the exchange price is 118.3% higher than the initial share price, the closing price of AT&T common stock must increase by at least 18.3% as of the determination date in order for you to receive the par amount of your securities at maturity.

o If we deliver shares of AT&T common stock at maturity in exchange for each security, the value of those shares will be less than the $28.00 principal amount of each security and could be zero.

o Investing in the securities is not equivalent to investing in AT&T common stock.

o AT&T Inc. is not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities.

o   The securities will not be listed on any securities exchange.

o   The CUSIP number for the securities is 61747Y212.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Securities."

The securities are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------
                           PRICE $28.00 PER SECURITY
                               ----------------

                                   Price to         Agent's        Proceeds to
                                   Public(1)    Commissions (2)     Company(1)
                                ------------- ------------------ ---------------
Per Security....................    $28.00           $.028           $27.972
Total...........................  $31,500,000       $31,500        $31,468,500

----------------
(1) Plus accrued interest, if any, from the original issue date.
(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The securities offered are medium-term debt securities of Morgan Stanley. We may not redeem the securities prior to maturity.

Each security costs $28.00       We, Morgan Stanley, are offering 20% Reverse
                                 Exchangeable Securities due March 9, 2007,
                                 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc., which we refer to as the securities. The principal amount and issue price of each security is $28.00.

                                 The original issue price of the securities includes the agent's commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Securities--Use of Proceeds and Hedging."

No guaranteed return of          Unlike ordinary debt securities, the
principal                        securities do not guarantee any return of
                                 principal at maturity. The payout at maturity will be based on the closing price of the common stock of AT&T Inc., which we refer to as AT&T Stock, on March 7, 2007, which we refer to as the determination date, as adjusted for certain corporate events and dividends by an exchange factor, initially set at 1.0, which price we refer to as the maturity price. If the maturity price of AT&T
                                 Stock on the determination date is less than $33.124, which we refer to as the exchange price, you will receive, in lieu of the principal amount of each security, .84531 shares of AT&T Stock per each security, which we refer to as the exchange ratio, the value of which may be significantly less than the $28.00 principal amount of the securities and which could be zero. Because the exchange price is 18.3% higher than the initial share price, the maturity price of AT&T Stock must increase by at least 18.3% as of the determination date in order for you to receive the $28.00 principal amount of your securities at maturity. See "--Payout at maturity" below.

20% interest on the principal    We will pay interest on the securities, at the
amount                           rate of 20% of the principal amount per year,
                                 monthly on the 9th of each month, beginning on April 9, 2006, and on the maturity date. The interest rate we pay on the securities is more than the current dividend rate on AT&T Stock and the rate that would be paid on a conventional debt security with the same maturity issued by us. You will be entitled to receive all interest payments on the principal amount of your securities whether we deliver cash or shares of AT&T Stock at maturity.

Payout at maturity               We will deliver to you on the maturity date
                                 for each $28.00 principal amount of securities that you hold:

                                    o   if the maturity price of AT&T Stock on
                                        the determination date is greater than
                                        or equal to the exchange price, an
                                        amount in cash equal to the $28.00
                                        principal amount per security; or

                                    o   if the maturity price of AT&T Stock on
                                        the determination date is less than
                                        the exchange price, shares of AT&T
                                        Stock in exchange for each security at
                                        the exchange ratio.

                                 The exchange price is $33.124, or 118.3% of the initial share price of $28.00. Because the exchange price is 18.3% higher than the initial share price, the maturity price of AT&T Stock must increase by at least 18.3% as of the determination date in order for you to receive the $28.00 principal amount of each security at maturity. The exchange ratio is .84531 and is equal to the $28.00 issue price of the securities divided by the exchange price.

                                 The exchange ratio will be subject to
                                 adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to AT&T Inc., which we refer to as AT&T, by the exchange factor, initially set at
                                 1.0. You should read about those adjustments in the sections of this pricing supplement called "Risk Factors--The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect AT&T Stock" and "Description of Securities--Payment at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                                 If a market disruption event occurs on March
                                 7, 2007, or that day is not a trading day, the maturity date of the securities will be postponed. See the section of this pricing supplement called "Description of Securities--Maturity Date." The maturity of the securities may be accelerated under the circumstances described below under "--The maturity date of the securities may be accelerated."

                                 You will not have the right to exchange your securities for cash or AT&T Stock prior to maturity.

                                 You can review the historical prices of AT&T
                                 Stock in the section of this pricing
                                 supplement called "Description of
                                 Securities--Historical Information."

The maturity date of the        The maturity date of the securities will be
securities may be               accelerated upon the occurrence of either of
accelerated                     the following events:

                                    o   a price event acceleration, which will
                                        occur if the closing price of AT&T
                                        Stock times the exchange factor on any
                                        two consecutive trading days is less
                                        than $2.00; and

                                    o   an event of default acceleration, which
                                        will occur if there is an event of
                                        default with respect to the securities.

                                 The amount payable to you will differ
                                 depending on the reason for the acceleration.

                                    o   If there is a price event acceleration,
                                        we will owe you (i) a number of shares
                                        of AT&T Stock at the exchange ratio,
                                        multiplied by the exchange factor as of
                                        the date of such acceleration, and (ii)
                                        accrued but unpaid interest to but
                                        excluding the date of acceleration plus
                                        an amount of cash determined by the
                                        Calculation Agent equal to the sum of
                                        the present values of the remaining
                                        scheduled payments of interest on the
                                        securities (excluding such accrued but
                                        unpaid interest) discounted to the date
                                        of acceleration, as described in the
                                        section of this pricing supplement
                                        called "Description of
                                        Securities--Price Event Acceleration."

                                    o   If there is an event of default
                                        acceleration, we will owe you either
                                        (i) if the closing price of AT&T Stock
                                        times the exchange factor on the date
                                        of acceleration is greater than or
                                        equal to the exchange price, the $28.00
                                        principal amount of the securities,
                                        plus accrued and unpaid interest to but
                                        excluding the date of such
                                        acceleration, or (ii) if the closing
                                        price of AT&T Stock times the exchange
                                        factor on the date of acceleration is
                                        less than the exchange price, (x) an
                                        amount of cash with a value equal to a
                                        number of shares of AT&T Stock at the
                                        exchange ratio multiplied by the
                                        exchange factor as of the date of such
                                        acceleration, plus (y) accrued but
                                        unpaid interest to but excluding the
                                        date of acceleration.

                                 The amount payable to you if the maturity of the securities is accelerated may be substantially less than the principal amount of the securities.

The securities may become        Following certain corporate events relating to
exchangeable into the common     AT&T Stock, such as a stock-for-stock merger
stock of companies other than    where AT&T is not the surviving entity, you
AT&T                             will receive at maturity cash or a number of
                                 shares of the common stock of a successor corporation to AT&T based on the closing price of such successor's common stock. Following certain other corporate events relating to AT&T Stock, such as a merger event where holders of AT&T Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to AT&T
                                 Stock, you will receive at maturity cash or the common stock of a company in the same industry group as AT&T in lieu of, or in addition to, AT&T Stock, as applicable, based on the closing prices of such common stock. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                                 "Description of Securities--Antidilution
                                 Adjustments." You should read this section in order to understand these and other adjustments that may be made to your securities.

MS & Co. will be the             We have appointed our affiliate, Morgan
calculation agent                Stanley & Co. Incorporated, which we refer to
                                 as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as
                                 JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                                 will determine the maturity price on the determination date, the appropriate payout at maturity, the amount payable per security in the event of a price event acceleration, any adjustment to the exchange factor for certain ordinary and extraordinary dividends or corporate events affecting AT&T Stock and the appropriate underlying security or securities to be delivered at maturity, if the price of AT&T Stock does not increase to or above the exchange price on the determination date, following certain extraordinary dividends or reorganization events relating to AT&T Stock that we describe in the section of this pricing supplement called "Description of
                                 Securities--Antidilution Adjustments."

No affiliation with AT&T         AT&T is not an affiliate of ours and is not
                                 involved with this offering in any way. The obligations represented by the securities are obligations of Morgan Stanley and not of AT&T.

Where you can find more          The securities are senior notes issued as part
information on the securities    of our Series F medium-term note program. You
                                 can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006.
                                 We describe the basic features of this type of security in the sections of the prospectus supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Exchangeable Notes."

                                 For a detailed description of the terms of the securities, you should read the "Description of Securities" section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The securities are not secured and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of AT&T Stock, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities are not           The securities combine features of equity and
ordinary senior notes -- no      debt. The terms of the securities differ from
guaranteed return of principal   those of ordinary debt securities in that we
                                 will not pay you a fixed amount at maturity.
                                 Our payout to you at maturity will either be
                                 (i) cash equal to the $28.00 principal amount of each security or (ii) a number of shares of AT&T Stock at the exchange ratio, if the maturity price of AT&T Stock on the determination date is less than the exchange price. Because the exchange price is 18.3% higher than the initial share price, the maturity price of AT&T Stock must increase by at least 18.3% as of the determination date in order for you to receive the $28.00 principal amount of each security at maturity. If we deliver shares of AT&T Stock at maturity in exchange for each security, the value of those shares will be less than the principal amount of each security and could be zero.

The securities will not be       The securities will not be listed on any
listed                           exchange. Therefore, there may be little or no
                                 secondary market for the securities. MS & Co.
                                 currently intends to act as a market maker for the securities but is not required to do so.
                                 Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities   Several factors, many of which are beyond our
will be influenced by many       control, will influence the value of the
unpredictable factors            securities in the secondary market and the
                                 price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the trading price of AT&T Stock on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

                                 o the volatility (frequency and magnitude of changes in price) of AT&T Stock

                                 o   the dividend rate on AT&T Stock

                                 o   geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect stock markets generally and that may affect AT&T and the trading price of AT&T Stock

                                 o   interest and yield rates in the market

                                 o the time remaining to the maturity of the securities

                                 o   our creditworthiness

                                 o the occurrence of certain events affecting AT&T that may or may not require an adjustment to the exchange ratio

                                 Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the price of AT&T Stock is below the exchange price.

                                 You cannot predict the future performance of AT&T Stock based on its historical performance. The price of AT&T Stock may not increase to or above the issue price or to or above the exchange price at maturity so that you will receive at maturity shares of AT&T Stock worth less than the principal amount of the securities. We cannot guarantee that the price of AT&T Stock will be higher than the exchange price on the determination date so that you will receive at maturity an amount equal to the $28.00 principal amount of the securities.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase
price is likely to adversely     securities in secondary market transactions
affect secondary market prices   will likely be lower than the original issue
                                 price, since the original issue price
                                 included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities
                                 (even if the price of AT&T Stock declines). In addition, any such prices may differ from values determined by pricing models used by MS
                                 & Co., as a result of dealer discounts,
                                 mark-ups or other transaction costs.

If the securities are            The maturity of the securities will be
accelerated, you may receive     accelerated if there is a price event
an amount worth substantially    acceleration or an event of default
less than the principal amount   acceleration. The amount payable to you if the
of the securities                maturity of the securities is accelerated will
                                 differ depending on the reason for the
                                 acceleration and may be substantially less than the principal amount of the securities.
                                 See "Description of Securities--Price Event
                                 Acceleration" and "Description of
                                 Securities--Alternate Exchange Calculation in
                                 Case of an Event of Default."

No affiliation with AT&T         AT&T is not an affiliate of ours and is not
                                 involved with this offering in any way.
                                 Consequently, we have no ability to control the actions of AT&T, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. AT&T has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to AT&T.

Morgan Stanley may engage in     We or our affiliates may presently or from
business with or involving       time to time engage in business with AT&T
AT&T without regard to your      without regard to your interests, including
interests                        extending loans to, or making equity
                                 investments in, AT&T or providing advisory services to AT&T, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about AT&T.
                                 Neither we nor any of our affiliates
                                 undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to AT&T. These research reports may or may not recommend that investors buy or hold AT&T
                                 Stock.

You have no shareholder rights   Investing in the securities is not equivalent
                                 to investing in AT&T Stock. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to AT&T Stock. In addition, you do not have the right to exchange your securities for cash or for AT&T Stock prior to maturity.

The securities may become        Following certain corporate events relating to
exchangeable into the common     AT&T Stock, such as a stock-for-stock merger
stock of companies other than    where AT&T is not the surviving entity, you
Exxon                            will receive at maturity cash or a number of
                                 shares of the common stock of a successor corporation to AT&T based on the closing price of such successor's common stock. Following certain other corporate events relating to AT&T Stock, such as a merger event where holders of AT&T Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to AT&T
                                 Stock, you will receive at maturity cash or the common stock of a company in the same industry group as AT&T in lieu of, or in addition to, AT&T Stock, as applicable, based on the closing prices of such common stock. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                                 "Description of Securities--Antidilution
                                 Adjustments." The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

The antidilution adjustments     MS & Co., as calculation agent, will adjust
the calculation agent is         the exchange factor and, thus, the maturity
required to make do not cover    price used to determine whether or not the
every corporate event that       exchange price has been reached and, if
could affect AT&T Stock          applicable, the number of shares of AT&T Stock
                                 deliverable at maturity for certain events affecting AT&T Stock, such as stock splits and stock dividends, and certain other corporate actions involving AT&T, such as mergers.
                                 However, the calculation agent will not make an adjustment for every corporate event that could affect AT&T Stock. For example, the calculation agent is not required to make any adjustments if AT&T or anyone else makes a partial tender or partial exchange offer for AT&T Stock. If an event occurs that does not require the calculation agent to adjust the amount of AT&T Stock payable at maturity, the market price of the securities may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect AT&T Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the value of the securities.

The economic interests of the    The economic interests of the calculation
calculation agent and other of   agent and other of our affiliates are
our affiliates are potentially   potentially adverse to your interests as an
adverse to your interests        investor in the securities.


                                 As calculation agent, MS & Co. will determine the appropriate payout at maturity, the amount payable to you in the event of a price event acceleration, any adjustment to the exchange factor to reflect certain ordinary dividends, extraordinary dividends and corporate and other events and the appropriate underlying security or securities to be delivered at maturity, if applicable. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of a price event acceleration, may affect the amount payable to you at maturity or upon a price event acceleration of the securities. See the sections of this pricing supplement called "Description of Securities--Antidilution
                                 Adjustments" and "--Price Event Acceleration."

                                 The original issue price of the securities includes the agent's commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out and will continue to carry out
its affiliates could             hedging activities related to the securities,
potentially affect the value     including trading in AT&T Stock as well as in
of the securities                other instruments related to AT&T Stock. MS &
                                 Co. and some of our other subsidiaries also trade AT&T Stock and other financial instruments related to AT&T Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement could potentially have affected the price of AT&T Stock and, accordingly, potentially have increased the initial share price used as the basis of the calculation of the exchange price and, therefore, potentially have increased the price at which AT&T Stock must close before you would receive the principal amount of the securities at maturity.

Because the characterization     You should also consider the U.S. federal
of the Securities for U.S.       income tax consequences of investing in the
federal income tax purposes is   securities. There is no direct legal authority
uncertain, the material U.S.     as to the proper tax treatment of the
federal income tax               securities, and consequently our special tax
consequences of an investment    counsel is unable to render an opinion as to
in the Securities are uncertain  their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the securities are uncertain. Pursuant to the terms of the securities and subject to the discussion under "Description of Securities--United States
                                 Federal Income Taxation--Non-U.S. Holders," you have agreed with us to treat a security as a unit consisting of (i) a put right written by you to us that requires you to pay us, in exchange for shares of AT&T Stock (and cash in lieu of any fractional shares), an amount equal to a deposit (as described below) if the product of the closing price of AT&T Stock and the exchange factor on the determination date is less than the exchange price and (ii) a deposit with us of a fixed amount of cash to secure your obligation to purchase the AT&T
                                 Stock, as described in the section of this pricing supplement called "Description of
                                 Securities--United States Federal Income
                                 Taxation--General." If the Internal Revenue
                                 Service (the "IRS") were successful in
                                 asserting an alternative characterization for the securities, the timing and/or character of income on the securities and your basis for AT&T Stock received in exchange for the securities would differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of Securities--United States Federal Income
                                 Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation--Non-U.S. Holders" for a discussion of the withholding tax consequences of an investment in the securities.

                                 You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                           DESCRIPTION OF SECURITIES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Securities" refers to each $28.00 principal amount of our 20% Reverse Exchangeable Securities due March 9, 2007, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...   $31,500,000

Maturity Date................   March 9, 2007, subject to acceleration as
                                described below in "--Price Event Acceleration" and "--Alternate Exchange Calculation in Case of an Event of Default" and subject to extension if the Determination Date is postponed in accordance with the following paragraph.

                                If the Determination Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Determination Date.

Determination Date...........   March 7, 2007, provided that if March 7, 2007
                                is not a Trading Day or if a Market Disruption
                                Event occurs on such day, the Determination
                                Date will be the immediately succeeding Trading
                                Day on which no Market Disruption Event occurs.

Interest Rate................   20% per annum

Interest Payment Dates.......   The 9th of each month, beginning April 9, 2006,
                                and the Maturity Date.

                                If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed rather than on March 9, 2007, but no interest will accrue on the Securities or on such payment during the period from or after the scheduled Maturity Date.

Record Date..................   The Record Date for each Interest Payment Date,
                                including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date
                                15 calendar days prior to such scheduled
                                Interest Payment Date, whether or not that date is a Business Day.

Specified Currency...........   U.S. dollars

Issue Price..................   $28.00 per Security

Original Issue Date
(Settlement Date)............   March 8, 2006

Denominations................   $28.00 and integral multiples thereof

CUSIP Number.................   61747Y212

Initial Share Price..........   $28.00, the price of AT&T Stock used to
                                determine the Exchange Price on March 1, 2006, the date we priced the Securities for initial sale to the public.

Exchange Price...............   $33.124 (18.3% of the Initial Share Price).

AT&T Stock...................   Shares of common stock of AT&T Inc.

Maturity Price...............   Maturity Price means the product of (i) the
                                Closing Price of one share of AT&T Stock and
                                (ii) the Exchange Factor, each determined as of the Determination Date.

Payment at Maturity..........   Unless the maturity of the Securities has been
                                accelerated, on the Maturity Date, upon
                                delivery of the Securities to the Trustee, we will deliver to you for each $28.00 principal amount of Securities:

                                    o   if the Maturity Price is greater than
                                        or equal to the Exchange Price, an
                                        amount in cash equal to the $28.00
                                        principal amount per Security, or

                                    o   if the Maturity Price is less than the
                                        Exchange Price, a number of shares of
                                        AT&T Stock equal to the product of the
                                        Exchange Ratio and the Exchange Factor,
                                        determined as of the Determination
                                        Date. See "--Exchange Ratio" below. The
                                        Exchange Factor is initially set at 1.0
                                        and is subject to adjustment upon the
                                        occurrence of certain ordinary
                                        dividends, extraordinary dividends and
                                        corporate events relating to AT&T
                                        Stock. See "--Exchange Factor" and
                                        "--Antidilution Adjustments" below.

                                We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the Maturity Date of the Securities (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of cash or AT&T Stock, as applicable, to be delivered with respect to the $28.00 principal amount of each Security and (ii) deliver such cash or shares of AT&T Stock (and cash in respect of interest and any fractional shares of AT&T Stock), if applicable, to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Factor applicable on the Determination Date.

                                If the maturity of the Securities is
                                accelerated because of a Price Event
                                Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and (ii) in the case of a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio ..............   .84531

Exchange Factor..............   1.0, subject to adjustment upon the occurrence
                                of certain ordinary dividends, extraordinary dividends and corporate events affecting

                                AT&T Stock through and including the
                                Determination Date. See "--Antidilution
                                Adjustments" below.

No Fractional Shares ........   If at maturity we are required to deliver
                                shares of AT&T Stock as described in "--Payment at Maturity" above, we will pay cash in lieu of delivering fractional shares of AT&T Stock in an amount equal to the corresponding fractional
                                Closing Price of AT&T Stock, as determined by the Calculation Agent on the Determination
                                Date.

Price Event Acceleration.....   If on any two consecutive Trading Days during
                                the period prior to and ending on the third
                                Business Day immediately preceding the
                                Valuation Date, the product of the Closing
                                Price per share of AT&T Stock and the Exchange
                                Factor is less than $2.00, the Maturity Date of the Securities will be deemed to be accelerated to the third Business Day immediately following such second Trading Day (the "date of acceleration"). Upon such acceleration, with respect to the $28.00 principal amount of each Security, you will receive per Security on the date of acceleration:

                                    o   a number of shares of AT&T Stock equal
                                        to the product of the Exchange Ratio
                                        and the Exchange Factor, adjusted as if
                                        such date were the Determination Date,
                                        as of such date of acceleration; and

                                    o   accrued but unpaid interest to but
                                        excluding the date of acceleration plus
                                        an amount of cash, as determined by the
                                        Calculation Agent, equal to the sum of
                                        the present values of the remaining
                                        scheduled payments of interest on the
                                        Securities (excluding any portion of
                                        such payments of interest accrued to
                                        the date of acceleration) discounted to
                                        the date of acceleration at the yield
                                        that would be applicable to a
                                        non-interest bearing, senior unsecured
                                        debt obligation of ours with a
                                        comparable term.

                                We expect such shares and cash will be
                                distributed to investors on the date of
                                acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement. The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                                Investors will not be entitled to receive the return of the $28.00 principal amount of each Security upon a Price Event Acceleration.

Business Day.................   Any day, other than a Saturday or a Sunday,
                                that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
                                City of New York.

Closing Price................   The Closing Price for one share of AT&T Stock
                                (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                    o   if AT&T Stock (or any such other
                                        security) is listed or admitted to
                                        trading on a national securities
                                        exchange, the last reported sale price,
                                        regular way, of the principal trading
                                        session on such day on the principal
                                        United States securities exchange
                                        registered under the Securities
                                        Exchange Act of 1934, as amended (the
                                        "Exchange Act"), on which AT&T Stock
                                        (or any such other security) is listed
                                        or admitted to trading,

                                    o   if AT&T Stock (or any such other
                                        security) is a security of the Nasdaq
                                        National Market (and provided that the
                                        Nasdaq National Market is not then a
                                        national securities exchange), the
                                        Nasdaq official closing price published
                                        by The Nasdaq Stock Market, Inc. on
                                        such day, or

                                    o   if AT&T Stock (or any such other
                                        security) is neither listed or admitted
                                        to trading on any national securities
                                        exchange nor a security of the Nasdaq
                                        National Market but is included in the
                                        OTC Bulletin Board Service (the "OTC
                                        Bulletin Board") operated by the
                                        National Association of Securities
                                        Dealers, Inc. (the "NASD"), the last
                                        reported sale price of the principal
                                        trading session on the OTC Bulletin
                                        Board on such day.

                                If AT&T Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of AT&T Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for AT&T Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for AT&T Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day..................   A day, as determined by the Calculation Agent,
                                on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                American Stock Exchange LLC, the Nasdaq

                                National Market, the Chicago Mercantile
                                Exchange and the Chicago Board of Options
                                Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............   Book Entry. The Securities will be issued in
                                the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Securities.
                                Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                Global Securities" in the accompanying
                                prospectus.

Optional Redemption..........   We do not have the option to redeem the
                                Securities prior to the Maturity Date.

Senior Note or
Subordinated Note............   Senior

Trustee......................   JPMorgan Chase Bank, N.A. (formerly known as
                                JPMorgan Chase Bank)

Agent........................   MS & Co.

Calculation Agent............   MS & Co.

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, and us.

                                All calculations with respect to the Exchange Factor will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); and all dollar amounts paid with respect to the aggregate number of Securities related to interest payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the appropriate payment at maturity, making adjustments to the Exchange Factor, determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of a Price Event Acceleration. See "--Antidilution Adjustments" and "--Market Disruption Event" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments.....   The Exchange Factor will be adjusted as follows:

                                1. If AT&T Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of AT&T Stock.

                                2. If AT&T Stock is subject (i) to a stock dividend (issuance of additional shares of AT&T Stock) that is given ratably to all holders of shares of AT&T Stock or (ii) to a distribution of AT&T Stock as a result of the triggering of any provision of the corporate charter of AT&T, then once the dividend has become effective and AT&T Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of AT&T Stock and (ii) the prior Exchange Factor.

                                3. If AT&T issues rights or warrants to all holders of AT&T Stock to subscribe for or purchase AT&T Stock at an exercise price per share less than the Closing Price of AT&T Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of AT&T Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of AT&T Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of AT&T Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of AT&T Stock which the aggregate offering price of the total number of shares of AT&T Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                4. The following adjustments to the Exchange
                                Factor will be made to reflect all ordinary cash dividends paid with respect to AT&T Stock ("Ordinary Dividends") that have a value greater or less than $0.3325 per quarter (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split, the "Base Dividend"); provided that, if AT&T effects a change in the periodicity of its dividend payments (e.g. from quarterly payments to semi-annual payments) (a "Payment Period Adjustment"), the Calculation Agent will make a corresponding adjustment to the Base Dividend and the timing of any Ordinary Dividend adjustment pursuant to this paragraph 4. Ordinary Dividends do not include any distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 6 and Extraordinary Dividends as defined in paragraph
                                5. If any Ordinary Dividend with respect to AT&T Stock that has an "ex-dividend date" (that is, the day on and after which transactions in AT&T Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other distributions) after the Original Issue Date of the Securities and on or prior to the second Trading Day immediately preceding the Maturity Date of the Securities, the Exchange Factor with respect to AT&T Stock will be adjusted on the ex-dividend date for such Ordinary Dividend so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and
                                (ii) a fraction, the numerator of which is the Closing Price of AT&T Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and the denominator of which is
                                (x) the sum of the Base Closing Price and the Base Dividend less (y) the amount of such Ordinary Dividend. If AT&T declares that it will pay no dividend in any quarter, other than in connection with a Payment Period Adjustment, an adjustment will be made in accordance with this paragraph 4 on the date corresponding to the ex-dividend date in the immediately prior dividend payment period during which an ordinary cash dividend was paid.

                                5. "Extraordinary Dividend" means each of (a) the full amount per share of AT&T Stock of any cash dividend or special dividend or distribution that is identified by AT&T as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of AT&T Stock (excluding Marketable Securities, as defined in paragraph 6 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to AT&T Stock includes an Extraordinary Dividend, the Exchange Factor with respect to AT&T Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity will be determined as described in paragraph 6 below, and the Extraordinary Dividend will be allocated to an Alternate Stock in accordance with the procedures for an Alternate Stock Event as described in clause (c)(ii) of paragraph 6 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on AT&T Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

                                6. Any of the following shall constitute a Reorganization Event: (i) AT&T Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by AT&T, (ii) AT&T has been subject to any merger, combination or consolidation and is not the surviving entity,
                                (iii) AT&T completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) AT&T is liquidated, (v) AT&T issues to all of its shareholders equity securities of an issuer other than AT&T (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) AT&T Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of AT&T Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), the amount payable at maturity with respect to the $28.00 principal amount of each Security following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock), including the determination of whether the Maturity Price is equal to or greater than the Exchange Price, will be based on the following:

                                    (a) if AT&T Stock continues to be
                                    outstanding, AT&T Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Factor on the Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

                                    (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for AT&T Stock, the number of shares of the New Stock received with respect to one share of AT&T Stock multiplied by the Exchange Factor for AT&T Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Factor"), as adjusted to the Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                    (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                        (i) if the combined value of the amount
                                        of Non-Stock Exchange Property received
                                        per share of AT&T Stock, as determined
                                        by the Calculation Agent in its sole
                                        discretion on the effective date of
                                        such Reorganization

                                        Event (the "Non-Stock Exchange Property
                                        Value"), by holders of AT&T Stock is
                                        less than 25% of the Closing Price of
                                        AT&T Stock on the Trading Day
                                        immediately prior to the effective date
                                        of such Reorganization Event, a number
                                        of shares of AT&T Stock, if applicable,
                                        and of any New Stock received in
                                        connection with such Reorganization
                                        Event, if applicable, in proportion to
                                        the relative Closing Prices of AT&T
                                        Stock and any such New Stock, and with
                                        an aggregate value equal to the
                                        Non-Stock Exchange Property Value
                                        multiplied by the Exchange Factor in
                                        effect for AT&T Stock on the Trading
                                        Day immediately prior to the effective
                                        date of such Reorganization Event,
                                        based on such Closing Prices, in each
                                        case as determined by the Calculation
                                        Agent in its sole discretion on the
                                        effective date of such Reorganization
                                        Event; and the number of such shares of
                                        AT&T Stock or any New Stock determined
                                        in accordance with this clause (c)(i)
                                        will be added at the time of such
                                        adjustment to the Exchange Factor in
                                        subparagraph (a) above and/or the New
                                        Stock Exchange Factor in subparagraph
                                        (b) above, as applicable, or

                                        (ii) if the Non-Stock Exchange Property
                                        Value is equal to or exceeds 25% of the
                                        Closing Price of AT&T Stock on the
                                        Trading Day immediately prior to the
                                        effective date relating to such
                                        Reorganization Event or, if AT&T Stock
                                        is surrendered exclusively for
                                        Non-Stock Exchange Property (in each
                                        case, an "Alternate Stock Event"), a
                                        number of shares (the "Alternate Stock
                                        Exchange Factor") of the Alternate
                                        Stock (as defined below) with a value
                                        on the effective date of such
                                        Reorganization Event equal to the
                                        Non-Stock Exchange Property Value
                                        multiplied by the Exchange Factor in
                                        effect for AT&T Stock on the Trading
                                        Day immediately prior to the effective
                                        date of such Reorganization Event. The
                                        "Alternate Stock" will be the common
                                        stock of the company with a Price
                                        Volatility on the Measurement Date
                                        (each as defined below) that is nearest
                                        (whether higher or lower) to the Price
                                        Volatility of AT&T Stock, as selected
                                        by the Calculation Agent from a group
                                        of five stocks then included in the S&P
                                        500 Index (or, if publication of such
                                        index is discontinued, any successor or
                                        substitute index selected by the
                                        Calculation Agent in its sole
                                        discretion). The stocks from which the
                                        Alternate Stock is selected will be the
                                        five stocks with the largest market
                                        capitalization among the stocks then
                                        included in the S&P 500 Index (or such
                                        successor index) with the same primary
                                        "Industry" Standard Industrial
                                        Classification Code ("SIC Code") as
                                        AT&T; provided that, if there are fewer
                                        than five stocks with the same primary
                                        "Industry" SIC Code as AT&T, the
                                        Calculation Agent will identify
                                        additional stocks then included in the
                                        S&P 500 Index (or such successor
                                        index), from the following categories,
                                        selecting stocks, as required, in each
                                        succeeding category in descending order
                                        of market
                                        capitalization, beginning with the
                                        stock in each category with the largest
                                        capitalization: first, stocks with the
                                        same primary "Industry Group"
                                        classification as AT&T; second, stocks
                                        with the same primary "Major Group"
                                        classification as AT&T; and third,
                                        stocks with the same primary "Division"
                                        classification as AT&T; provided
                                        further, however, that none of the five
                                        stocks from which the Alternate Stock
                                        will be selected will be a stock that
                                        is subject to a trading restriction
                                        under the trading restriction policies
                                        of Morgan Stanley or any of its
                                        affiliates that would materially limit
                                        the ability of Morgan Stanley or any of
                                        its affiliates to hedge the Securities
                                        with respect to such stock (a "Hedging
                                        Restriction"). "Industry," "Industry
                                        Group," "Major Group" and "Division"
                                        have the meanings assigned by the
                                        Office of Management and Budget, or any
                                        successor federal agency responsible
                                        for assigning SIC codes. If the SIC
                                        Code system of classification is
                                        altered or abandoned, the Calculation
                                        Agent may select an alternate
                                        classification system and implement
                                        similar procedures. "Price Volatility"
                                        means the average historical price
                                        volatility for the period of 100
                                        Trading Days ending on the Trading Day
                                        immediately prior to the first public
                                        announcement of the relevant
                                        Reorganization Event (the "Measurement
                                        Date") as such average historical price
                                        volatility for such stock is displayed
                                        on Bloomberg screen Equity HVG (using
                                        the settings N = 100 and Market: T) (or
                                        any successor thereto); provided that
                                        if the Price Volatility of AT&T Stock
                                        or any stock identified in this
                                        sub-paragraph is not then displayed on
                                        Bloomberg, then the Calculation Agent,
                                        in its sole discretion, will determine
                                        the applicable Price Volatility.

                                Following the allocation of any Extraordinary Dividend to Alternate Stock pursuant to paragraph 5 above or any Reorganization Event described in this paragraph 6, the amount payable, or deliverable upon exchange, at maturity with respect to the $28.00 principal amount of each Security will be either (i) $28.00 in cash or (ii) if the Maturity Price (as determined by the Calculation Agent as of the Determination Date in accordance with the methodology described above in this paragraph
                                6) is less than the Exchange Price:

                                    (x) if applicable, AT&T Stock at the
                                        Exchange Ratio times the Exchange
                                        Factor then in effect; and

                                    (y) if applicable, for each New Stock, such
                                        New Stock at the Exchange Ratio times
                                        the New Stock Exchange Factor then in
                                        effect for such New Stock; and

                                    (z) if applicable, Alternate Stock at the
                                        Exchange Ratio times the Alternate
                                        Stock Exchange Factor then in effect
                                        for such Alternate Stock.

                                In each case, the applicable Exchange Factor
                                (including for this purpose, any New Stock
                                Exchange Factor or Alternate Stock

                                Exchange Factor) will be determined by the Calculation Agent on the Determination Date.

                                7. No adjustments to the Exchange Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of AT&T Stock, including, without limitation, a partial tender or exchange offer for AT&T Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, AT&T Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk. There may be corporate or other similar events that could affect the Closing Price of AT&T Stock for which the Calculation Agent will not adjust the Exchange Factor.

                                Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Security, determined as of the Determination Date, will not under any circumstances exceed the $28.00 principal amount of the Securities as of the Determination Date.

                                For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                Following the occurrence of any Reorganization Event referred to in paragraphs 5 or 6 above,
                                (i) references to "AT&T Stock" under "--No
                                Fractional Shares," "--Closing Price" and
                                "--Market Disruption Event" shall be deemed to also refer to any New Stock or Alternate Stock, and (ii) all other references in this pricing supplement to "AT&T Stock" shall be deemed to refer to the Exchange Property into which the Securities are thereafter exchangeable and references to a "share" or "shares" of AT&T Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Alternate Stock, unless the context otherwise requires. The New Stock Exchange Factor(s) or Alternate Stock Exchange Factor resulting from any Reorganization Event described in paragraph 6 above or similar adjustment under paragraph 5 above shall be subject to the adjustments set forth in paragraphs 1 through 7 hereof.

                                If an Alternate Stock Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Alternate Stock Event and of the Alternate Stock selected as promptly as possible and in no event later than five Business Days after the date of the Alternate Stock Event.

                                No adjustment to the Exchange Factor (including for this purpose any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Determination Date.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 7 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the Securities in accordance with paragraph 6 above upon written request by any investor in the Securities.

Market Disruption Event......   Market Disruption Event means, with respect to
                                AT&T Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of AT&T Stock on the primary market for AT&T Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for AT&T Stock as a result of which the reported trading prices for AT&T Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to AT&T Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on AT&T Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to AT&T Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to AT&T Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in Case of an
  Event of Default...........   In case an event of default with respect to the
                                Securities shall have occurred and be
                                continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to either
                                (i) if the product of the Closing Price of AT&T
                                Stock on the date of acceleration and the Exchange Factor is greater than or equal to the Exchange Price, the $28.00 principal amount of each Security plus accrued but unpaid interest to but excluding the date of acceleration or
                                (ii) if the product of the Closing Price of AT&T Stock on the date of acceleration and the Exchange Factor is less than the Exchange
                                Price, (x) an amount of cash with a value equal to a number of shares of AT&T Stock at the Exchange Ratio multiplied by the Exchange
                                Factor as of the date of acceleration and (y) accrued but unpaid interest to but excluding the date of acceleration.

AT&T Stock; Public
Information..................   AT&T Inc. is a provider of telecommunications
                                services. AT&T Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission.
                                Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E.,
                                Washington, D.C. 20549, and copies of such material can be obtained from the Public
                                Reference Section of the Commission, 100 F
                                Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by AT&T pursuant to the Exchange Act can be located by reference to Commission file number 001-08610. In addition, information regarding AT&T may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                This pricing supplement relates only to the Securities offered hereby and does not relate to AT&T Stock or other securities of AT&T. We have derived all disclosures contained in this pricing supplement regarding AT&T from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to AT&T. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding AT&T is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of AT&T Stock (and therefore the price of AT&T Stock at the time we priced the Securities for initial sale to the public) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning AT&T could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of AT&T Stock.

                                We and/or our affiliates may presently or from time to time engage in business with AT&T, including extending loans to, or making equity investments in, AT&T or providing advisory services to AT&T, such as merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to AT&T, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to AT&T, and the reports may or may not recommend that investors buy or hold AT&T Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of Securities, you should undertake an independent investigation of AT&T as in your judgment is appropriate to make an informed decision with respect to an investment in AT&T Stock.

Historical Information.......   The following table sets forth the published
                                high and low Closing Prices of AT&T Stock during 2003, 2004, 2005 and 2006 through March
                                1, 2006. The Closing Price of AT&T Stock on
                                March 1, 2006 was $28.09. We obtained the
                                Closing Prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of AT&T Stock as an indication of future performance. The price of AT&T Stock may not increase to or above the Exchange Price on the Determination Date, so that at maturity you will receive an amount of AT&T Stock worth less than the principal amount of the Securities. To the extent that you receive an amount of AT&T Stock worth less than the $28.00 Issue Price of the Securities, and the shortfall is not offset by the interest paid on the Securities, you will lose money on your investment.

                                                         High    Low   Dividends
                                                       ------- ------ ----------
                              (CUSIP 00206R102)
                              2003
                              First Quarter............ $31.19 $19.34  $.2825
                              Second Quarter...........  26.53  19.98   .3825
                              Third Quarter............  26.60  21.82   .3825
                              Fourth Quarter...........  26.07  21.40   .3125
                              2004
                              First Quarter............  27.59  23.71   .3125
                              Second Quarter...........  25.50  23.50   .3125
                              Third Quarter............  26.84  23.00   .3125
                              Fourth Quarter...........  27.20  24.75   .3225
                              2005
                              First Quarter............  25.59  23.04   .3225
                              Second Quarter...........  24.20  22.96   .3225
                              Third Quarter............  24.97  23.36   .3225
                              Fourth Quarter...........  25.30  22.10   .3225
                              2006
                              First Quarter
                               (through Mar 1, 2006)...   28.45  24.45     --

                                We make no representation as to the amount of dividends, if any, that AT&T will pay in the future. Adjustments to the Exchange Factor will be made in the event of certain ordinary cash dividends and extraordinary dividends. See "--Antidilution Adjustments" above. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on AT&T Stock.

Use of Proceeds and
Hedging......................   The net proceeds we receive from the sale of
                                the Securities will be used for general
                                corporate purposes and, in part, by us in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the date of this pricing
                                supplement we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in AT&T Stock. Such purchase activity could potentially have increased the Initial Share Price of AT&T Stock used as the basis of the calculation of the Exchange Price, and, accordingly, have potentially increased the price at which AT&T Stock must close before you would receive at maturity the principal amount of $28.00 per Security. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling AT&T Stock, options contracts on AT&T Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of AT&T Stock and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity or upon any acceleration of the Securities.

Supplemental Information
 Concerning Plan of
 Distribution................   Under the terms and subject to the conditions
                                contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

                                We expect to deliver the Securities against payment therefor in New York, New York on March 8, 2006 which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

                                In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or AT&T Stock. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or AT&T Stock in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
  Plans and Insurance
  Companies..................   Each fiduciary of a pension, profit-sharing or
                                other employee benefit plan subject to the Employee Retirement Income Security Act of
                                1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                Because we may be considered a party in
                                interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                                Section 406 of ERISA or Section 4975 of the
                                Code or (b) its purchase, holding and
                                disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                In addition to considering the consequences of holding the Securities, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulations, as described above) purchasing the Securities should also consider the possible implications of owning AT&T Stock if AT&T Stock is delivered in lieu of the principal amount of the Securities at maturity. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
Taxation ....................   The following summary is based on the advice of
                                Davis Polk & Wardwell, our tax counsel ("Tax
                                Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that purchase the Securities at the Issue Price and will hold the Securities as capital assets within the meaning of Section 1221 of the Code.
                                This summary is based on the Code,
                                administrative pronouncements, judicial
                                decisions and currently effective and proposed
                                Treasury regulations,
                                changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, real estate investment trusts, regulated investment companies, dealers in options or securities, or persons who hold a Security as a part of a hedging transaction, straddle, conversion or any similar transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                General

                                Pursuant to the terms of the Securities and subject to the discussion below under "--Non-U.S. Holders," we and every investor in the Securities agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as a unit consisting of: (i) a put right (the "Put Right") written by the investor to us that requires the investor in a Security to pay us, in exchange for shares of AT&T Stock (and cash in lieu of any fractional shares), an amount equal to the Deposit (as defined below) if the Maturity Price is less than the Exchange Price and (ii) a deposit with us of a fixed amount of cash to secure the investor's obligation to purchase the AT&T stock (the "Deposit"). Based on our determination of the relative fair market values of the Put Right and the Deposit at the time of issuance of the Securities, we will allocate 100% of the Issue Price of the Securities to the Deposit and none to the Put Right. In accordance with this characterization, a portion of the monthly interest on the Securities will represent payments attributable to the investor's sale of the Put Right (the "Put Premium"), which Put Premium we have determined to be 14.9088%. The remainder of the monthly payments will be treated as qualified stated interest on the Deposit.

                                Our allocation of the Issue Price between the Put Right and the Deposit will be binding on investors in the Securities, unless an investor timely and explicitly discloses to the Internal Revenue Service ("IRS") that its allocation is different from ours. The treatment of the Securities described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities. Due to the absence of authorities that directly address instruments that are similar to the Securities, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization or treatment of the Securities. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                U.S. Holders

                                As used herein, the term "U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a Security that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                Tax Treatment of the Securities

                                Assuming the characterization of the Securities as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                Monthly Payments on the Securities. To the extent attributable to interest on the Deposit, monthly payments on the Securities will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                The receipt of the Put Premium will not be taxable to a U.S. Holder.

                                Settlement at Maturity. If a U.S. Holder receives Par per Security in cash at maturity, the Put Right will be deemed to have expired unexercised. In such case, a U.S. Holder will not recognize income upon the return of the Deposit, but will recognize the total amount of Put Premium received by the Holder as short-term capital gain at such time.

                                If a U.S. Holder receives the AT&T Stock at maturity, the Put Right will be deemed to have been exercised. In such case, the U.S. Holder will not recognize any income or gain in respect of the total Put Premium received and will not recognize any gain or loss with respect to any AT&T Stock received. Instead, the U.S. Holder will have an aggregate basis in the shares of AT&T Stock (including any fractional shares) received equal to the Deposit less the total Put Premium received (the "Net Purchase Price"), and such basis will be allocated proportionately among the shares of AT&T Stock (including any fractional shares) received. A U.S. Holder's holding period for any such shares of AT&T Stock received will start on the day after receipt. However, with respect to any cash received in lieu of fractional shares of AT&T Stock upon exercise of the Put Right, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be equal to the difference between the amount of such cash received and the tax basis allocable to the fractional shares, as discussed above. In addition, the U.S. Holder will be deemed to have received interest that has accrued on the Deposit through the date of exercise (and therefore would be required to recognize such accrued interest in accordance with the U.S. Holder's method of accounting).

                                Sale or Exchange of the Securities. Upon a sale or exchange of a Security prior to maturity, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Securities so sold or exchanged. Any such gain or loss will generally be capital gain or loss, as the case may be. To the extent attributable to such U.S. Holder's rights and obligations under the Put Right, any such capital gain or loss will be treated as short-term, while any such gain or loss that it is attributable to such U.S. Holder's disposition of the Deposit will be treated as long-term capital gain or loss if such U.S. Holder has held the Security for more than one year. Such U.S. Holder's tax basis in the Security will generally equal the U.S. Holder's adjusted tax basis in the Deposit less any Put Premium received. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest on the Deposit, which would be taxed as described under "Monthly Payments on the Securities" above.

                                Possible Alternative Tax Treatments of an
                                Investment in the Securities

                                Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under the Contingent Payment Debt Regulations.

                                If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the Securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, if the Securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the Securities or the Deposit would generally be treated as ordinary income. In addition, if the Contingent Payment Debt Regulations applied to the Securities, a U.S. Holder would recognize income upon maturity of the Securities to the extent that the fair market value of shares of AT&T Stock and cash (if any) received exceeded the adjusted issue price of the Securities.

                                Even if the Contingent Payment Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations or treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as constituting an "open transaction" with the result that the monthly payments on the Securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the Securities. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

                                Backup Withholding and Information Reporting

                                Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with the payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exception from the information reporting rules.

                                Non-U.S. Holders

                                This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a Security that is:

                                o   a nonresident alien individual;

                                o   a foreign corporation; or

                                o   a foreign trust or estate.

                                Notwithstanding our treatment of the Securities as a unit consisting of a Put Right and a Deposit, discussed above, significant aspects of the tax treatment of the Securities are uncertain. Accordingly, we intend to withhold upon any monthly payments on the Securities made to a Non-U.S. Holder at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an "other income" or similar provision. In order to claim an exemption from or a reduction in the withholding, a Non-U.S. Holder of a Security needs to comply with certification requirements to establish that it is not a United States person and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you are urged to consult your own tax advisor regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

                                      32